Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 11, 2015, relating to the consolidated financial statements of Imprivata, Inc., appearing in the Annual Report on Form 10-K of Imprivata, Inc. for the year ended December 31, 2014.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

February 19, 2016